Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
NuStar GP, LLC:

We consent to the use of our report with respect to the consolidated balance sheets of NuStar Asphalt LLC and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive loss, cash flows, and members’ equity for the year ended December 31, 2013 and the period from September 28, 2012 (inception) to December 31, 2012, incorporated by reference herein.

/s/ KPMG LLP

San Antonio, Texas
February 25, 2016